Exhibit 99.1

Notable Labs Presents the Design Plan for the PPMP-Enabled Phase 2 Trial with Volasertib for Relapsed/Refractory AML at AACR 2024

●	Poster outlines the parameters for developing a flow-cytometry-based PPMP as a companion diagnostic to predict volasertib responders, based on a proof-of-concept study using 41 primary acute myeloid leukemia (AML) samples

●	Plans to incorporate a dose optimization prelude to enhance patient response and tolerability also outlined in the poster

FOSTER CITY, CA, April 9, 2024 – Notable Labs, Ltd. (Nasdaq: NTBL) (“Notable” or the “Company”), a clinical-stage precision oncology company developing a new class of cancer therapies identified by its Predictive Precision Medicine Platform (PPMP), today presented the design for the PPMP-enabled Phase 2 trial with volasertib, in combination with decitabine, in patients with relapsed/refractory (R/R) acute myeloid leukemia (AML) at the American Association for Cancer Research (AACR 2024) being held in San Diego, CA (Poster abstract 5178).

“We are very pleased to share more data regarding our clinical program and proprietary platform with the oncology community at AACR 2024. Presenting a summary of the Phase 2 volasertib study design in AML provides us with an opportunity to highlight the potential for the PPMP to effectively predict responders, and enroll an responder-enriched patient population, in our upcoming clinical program. Our clinical program will incorporate the co-development of a companion diagnostic test,” said Thomas Bock, M.D., Chief Executive Officer of Notable.

Joseph Wagner, Ph.D., Chief Scientific Officer of Notable, commented, “The abstract highlights technical features of volasertib on Notable’s PPMP, including our method to develop a companion diagnostic test and define a cut-off value to predict responders. Based on the robust results of a 41-sample proof-of-concept study summarized in the poster, we are optimistic about the potential for PPMP to improve patient selection and lead to a strong Phase 2 study. In addition, we look forward to implementing a dosing optimization plan, including standardized use of best supportive care and introduction of body surface area-based dosing, to enhance patient responses and tolerability.”

Poster Highlights:

Guided by a predictive ex vivo test: Bringing the PLK1 inhibitor volasertib back into the clinic for venetoclax-HMA relapsed/refractory acute myeloid leukemia patients

Overview: While prior studies of volasertib demonstrated an approximately 30% complete response/complete response with incomplete count recovery (CR/CRi) rate in de novo AML patients in combination with cytarabine, development was halted in part due to toxicity potentially related to the use of a flat dose, rather than patient-specific, body-surface area (BSA) dosing. Notable Labs provided an updated plan for the design of an open label Phase 2 study, including a dose optimization plan aimed at reducing toxicity while maintaining efficacy and an overview of study objectives and endpoints. As part of the study, a companion diagnostic assay to predict responders will be co-developed utilizing the Company’s proprietary flow-cytometry-based PPMP.

Method: Ex vivo flow cytometry experiments evaluated the treatment of volasertib on 41 primary acute myeloid leukemia (AML) samples collected from peripheral blood or bone marrow. Dose-response profiles consistent with volasertib’s role as a cell cycle inhibitor were observed. To obtain a preliminary concentration of volasertib for patient stratification, Notable compared the ex vivo resistant blast fractions (leukemic cells surviving ex vivo treatment with volasertib) at several concentrations with the areas under the volasertib dose-response curves (AUCs), assuming that AUCs would correspond most accurately with the clinical responses.

Results: The results suggest a strong correlation between volasertib resistant fractions treated with 31.6 and 100 nM of volasertib and AUCs, which could represent a suitable metric to stratify patients into responders and non-responders. These preliminary metrics predict that 32-33% of de novo patients and 25% of R/R AML patients would be predicted to be responders if they were treated with volasertib.

Poster information:

Session Category:	Clinical Research
Session Title:	Predictive Biomarkers
Session Date and Time:	Tuesday Apr 9, 2024, 9:00 AM - 12:30 PM PT
Location:	Poster Section 45
Poster Board Number:	19
Published Abstract Number:	5178

The full poster will be posted to the company’s website in the Scientific Presentations & Publications page in the News section of the website shortly after the event.

About Volasertib

Volasertib is a PLK-1 inhibitor with demonstrated activity in AML and other tumor types, including solid tumors, with significant unmet medical need. Building on the performance of volasertib on PPMP, an important and proprietary step during Notable’s targeted in-licensing strategy and decision making, Notable will utilize PPMP to predict volasertib-responsive patients prior to their treatment, with the goal of selectively enrolling and treating those predicted responders, increasing volasertib’s response rates and overall patient outcomes, and fast-tracking volasertib’s remaining clinical development in this patient population. Volasertib was originally developed and manufactured by Boehringer Ingelheim and previously granted breakthrough therapy designation by the FDA. Notable in-licensed volasertib and obtained exclusive worldwide development and commercialization rights, except for certain rare pediatric cancers.

About Notable Labs, Ltd.

Notable Labs, Ltd. Is a clinical-stage platform therapeutics company developing predictive precision medicines for patients with cancer. Through its proprietary Predictive Precision Medicines Platform (PPMP), Notable aims to predict whether or not a patient is likely to respond to a specific therapeutic. The PPMP is designed to identify and select clinically responsive patients prior to their treatment, potentially fast-tracking clinical development. By continually advancing and expanding the reach of the PPMP across diseases and predicted medical outcomes, Notable aims to be the leader in predictive precision medicine and revolutionize the way patients seek and receive treatments that work best for them.

Notable believes it has created a targeted and de-risked in-licensing strategy to deliver a product’s medical impact and commercial value faster, with a greater likelihood of success, than traditional drug development. By transforming historical standards of care, Notable aims to create a dramatically positive impact for patients and the healthcare community. Notable is headquartered in Foster City, California. Learn more at our website and follow us @notablelabs.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, express or implied statements regarding Notable’s future operations and goals; the potential benefits of any therapeutic candidates or platform technologies of Notable; the timing of any clinical milestones of Notable’s therapeutic candidates; the cash runway of the company; and other statements that are not historical fact. All statements other than statements of historical fact contained in this communication are forward-looking statements. These forward-looking statements are made as of the date they were first issued, and are based on the then-current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Notable’s control. Notable’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to (i) uncertainties associated with Notable’s platform technologies, as well as risks associated with the clinical development and regulatory approval of product candidates, including potential delays in the commencement, enrollment and completion of clinical trials; (ii) risks related to the inability of Notable to obtain sufficient additional capital to continue to advance these product candidates and any preclinical programs; (iii) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (iv) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (v) risks associated with Notable’s future financial and operating results, including its ability to become profitable; (vi) Notable’s ability to retain key personnel; (vii) Notable’s ability to manage the requirements of being a public company; (viii) uncertainties relating to the Israel-Hamas war; (ix) Notable’s ability to obtain orphan drug designation, and the associated benefits, for any of its drug candidates; (x) Notable’s inability to obtain regulatory approval for any of its drug candidates; and (xi) changes in, or additions to international, federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, pharmaceutical regulations, and other regulations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the U.S. Securities and Exchange Commission (“SEC”), including the factors described in the section titled “Risk Factors” in the Quarterly Report on Form 10-Q of Notable Labs, Ltd. as filed with the SEC on November 14, 2023, and in other subsequent filings with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. Notable expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

CONTACTS:

Investor Relations:

Daniel Ferry, LifeSci Advisors

+1 (617) 430-7576

daniel@lifesciadvisors.com